OrthoPediatrics Corp. Launches RESPONSE™ Neuromuscular Scoliosis System

WARSAW, Indiana, May 28, 2021 — OrthoPediatrics Corp. (“OrthoPediatrics”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced the launch of its RESPONSE™ Neuromuscular Scoliosis System. This will be the 36th surgical system the Company has launched.

The system received FDA 510(k) clearance in 2020, and the Company has been preparing for a full-scale domestic launch this summer. RESPONSE Neuromuscular (“RESPONSE NM”) represents the latest addition to the RESPONSE Scoliosis platform, which is designed to treat pediatric patients. This new system is dedicated for the treatment of neuromuscular scoliosis and was developed in conjunction with pediatric orthopedic surgeons to address the distinct challenges in treating a unique patient population. Building on the base of the Company’s RESPONSE Spine System, RESPONSE NM features a complete set of implants and instruments with innovative attributes that simplify insertion and specific options to address extreme hyperlordosis and sacral/pelvic fixation.

Dr. Scott Luhmann, Pediatric Orthopedic Surgeon and Chief of Staff at Shriner’s Hospital for Children in St. Louis, Missouri was part of the design team, commenting, "Neuromuscular scoliosis patients can present with a wide array of extreme 3-dimensional deformities, which can require highly individualized and complicated surgical treatment. The addition of the Neuromuscular Scoliosis System to the OrthoPediatrics RESPONSE offering was designed to improve the speed and efficacy of the instrumentation, correction and stabilization of these complicated deformities, with the aim of optimizing outcomes. This now makes the OP RESPONSE system the ideal one for all types of pediatric spinal deformity."

The RESPONSE NM system also works in conjunction with other products in the OrthoPediatrics Scoliosis franchise, including the BandLoc Sublaminar banding system, and FIREFLY 3D printed pedicle screw guides. OrthoPediatrics is the exclusive distributor for Mighty Oak Medical’s FIREFLY technology in children’s hospitals across the United States.

OrthoPediatrics’ Vice President of Scoliosis, Jeff Smithey, stated, “We are excited about the launch of the RESPONSE NM and this first of its kind offering completely focused on implants and instruments for treating neuromuscular scoliosis. Our platform of neuromuscular solutions further demonstrates how OrthoPediatrics is uniquely focused on development of products that help pediatric orthopedic surgeons and their patients around the world.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 36 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering span trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 45 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contacts
Matt Bacso, CFA
Gilmartin Group

Matt.bacso@gilmartinir.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION